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                                                                    EXHIBIT 10.5

                              FIRST AMENDMENT TO
                                AMX CORPORATION
                       1996 EMPLOYEE STOCK PURCHASE PLAN

1. On September 12, 1995, AMX Corporation, a Texas corporation (the "Company"), adopted the AMX Corporation 1996 Employee Stock Purchase Plan (the "Plan"). The Company desires to amend the Plan as set forth herein.

2. A new Section 24 is hereby added to the Plan to provide in its entirety as follows:

     24.  Tax Withholding.
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     (a) As a condition to participation in the Plan, the Participant shall make such arrangements as the Administrative Committee may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the exercise of an Option and the issuance of shares of Common Stock. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

     (b) In the case of an Employee and in the absence of any other arrangement, the Employee shall be deemed to have directed the Company to withhold or collect from his or her compensation an amount sufficient to satisfy such tax obligations from the payroll payments otherwise payable after the date of an exercise of the Option.

3. The following language is hereby added as an additional paragraph to Exhibit C to the Plan

  I understand that upon notification of the amount due (if any) as a result of the exercise of the Option and prior to or concurrent with delivery of the certificate representing the shares of Common Stock, I am required to pay to the Company as provided in the Plan amounts necessary to satisfy applicable federal, state and local tax withholding requirements.

4. The remaining terms and provisions of the Plan shall continue in full force and effect.

5. This First Amendment to the Plan was adopted by the Board of Directors on July 17, 2001.